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                                                                    EXHIBIT 10.1

                                 PNC BANK CORP.

                      DIRECTORS DEFERRED COMPENSATION PLAN

Purpose and Eligibility

     The purpose of the PNC Bank Corp. ("PNC") Directors Deferred Compensation Plan ("Plan") is to provide a vehicle for each non-officer member of the PNC's Board of Directors (collectively the "Board") to defer receipt of retainer and meeting fees (such fees shall hereinafter be collectively referred to as "Compensation") to be earned for services to be performed as a member of the Board (a "Director"). For purposes of this Plan, the plan year shall commence on January 1 and end on December 31 ("Plan Year").

Deferral of Compensation

     Deferral of Compensation shall be effected by completing the then current Plan agreement ("Agreement"), which must be signed and dated by the Director and delivered to the Secretary or an assistant thereto ("Delivered" or "Delivery"). Compensation shall not be deferred until the next subsequent Plan Year after Delivery, or, in the case of a newly elected or appointed Director or the initial offer to defer compensation upon adoption of this Plan by the Board, Compensation shall be immediately deferred provided his or her Agreement is Delivered within 30 days after election, appointment or Plan adoption, respectively. Once an Agreement has been Delivered, the deferral election shall become irrevocable for the next succeeding calendar year and, unless revoked in writing or superseded by a new election effective for calendar years after the year in which such revocation or new election is Delivered, shall continue in effect for each calendar year thereafter. Each Director whose Agreement is Delivered shall hereinafter be referred to as a "Participant".

Deferral Accounts

     Upon Delivery, PNC shall establish on its books an unfunded deferred Compensation account in the name of the Participant ("Account"). Compensation shall be credited to the Account on the date that it would otherwise be payable to the Participant had he or she not elected to defer all or a portion of the Compensation ("Payment Date").

Elections

     The Agreement form shall provide each Participant with the ability to elect or designate (i) a percentage of Compensation or absolute dollar amount, in an amount not less than ten thousand dollars ($10,000.00), to be deferred (the Plan does not enable a Participant to elect a different deferral percentage for each of the retainer and meeting fees) ("Fee Election"), (ii) an investment vehicle for the balance in the Account ("Investment Election"),
(iii) the event or date when Compensation and any investment amounts credit thereon shall be paid out and whether the payout shall be in a lump sum or in a designated number of annual installments (not to exceed ten annual installments) ("Payment Election"), and (iv) a beneficiary to receive unpaid amounts in the Participant's Account ("Beneficiary Designation"). In the event that a Participant designates his or her spouse as the beneficiary to receive such unpaid amounts and the spouse dies before the payment of all amounts in the Participant's Account, the spouse's estate shall be entitled to receive such unpaid amounts, absent an amended beneficiary designation submitted by the Participant.

Investment Options

     The amount credited to a Participant's Account shall be based on one of the following two investment options:

PNC Stock Investment Option         the value of which on any given date will
                                    be the then market value of (i) the number of shares (including fractional shares) of PNC Common Stock ("Common Stock") which could have been purchased at market value with deferred Compensation on the Payment
                                    Date, (ii) plus the number of shares
                                    (including fractional shares) of Common
                                    Stock which could have been purchased had all dividends that would have been paid on shares of Common Stock described in clause
                                    (i) and this clause (ii) been used to
                                    purchase additional shares at market value on each dividend payment date. Market value on all dates means the closing price of the Common Stock on the New York Stock Exchange
                                    Composite transactions tape on the
                                    applicable date.

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PNC Interest Rate Option            the value of which will be determined by
                                    the deferred Compensation which would have been paid to the Participant, plus an amount equal to the interest which would have been earned thereon had the amounts been invested in PNC Incentive Savings Plan Fund B and compounded in accordance with the provisions of said Fund B (or similar interest rate investment option available to employees of PNC generally if Fund B or the Incentive Savings Plan is terminated).

Default Elections

     Failure to complete the Agreement shall not void a Participant's election to defer all or a portion of his or her Compensation provided that the Agreement is Delivered. However, in the event that one or more of the four categories is not chosen by the Participant, then the following "default" elections or designation for such incomplete category or categories shall be deemed to have been made:

Fee Election                        100% deferral of Compensation;

Investment Election                 PNC Stock Investment Option;

Payment Election                    Lump-sum payment upon retirement from the
                                    Board; and

Beneficiary Election                The Participant's surviving spouse, or if
                                    none, his or her legal representative.

Amendment/Termination By Participant

     A Participant may amend or terminate his or her elections or designation at any time upon completing the appropriate provisions of the Agreement, signing and dating it and submitting it to the Secretary or assistant thereto. Such amendment or termination is subject to the following:

Fee Election                        Amendments to the percentage level
                                    of Compensation to be deferred or
                                    termination of deferral shall not be
                                    effective until January 1 of the next
                                    subsequent Plan Year.

Investment Election                 Amendments shall not be effective
                                    until the next subsequent Valuation Date
                                    (as defined below), which will also be the date that the balance(s) in the Account will be calculated. A Participant who retires from the Board and who has a balance in his or her Account may amend (or his or her designated beneficiary may amend) his or her investment election once per year.

Payment Election                    Amendments shall be effective on the next
                                    subsequent Payment Date. Except as provided below, such amendment shall only apply to Compensation earned and credited (plus the amount that would have been earned had such Compensation been invested in accordance with the related investment election) to the Participant's Account after the effective date of the amendment. The balance in the Account immediately prior to the effective date of the Payment Election shall be paid in accordance with the prior
                                    Payment Election or Elections.

Beneficiary Designation             Effective upon receipt of a properly
                                    amended Agreement by the Secretary or an assistant thereto.

Account Statements

     No later than January 31, April 30, July 31 and October 31 of each year, a statement of account shall be sent to each Participant with a balance in his or her Account listing the aggregate amount of Compensation in the Account plus the aggregate investment amount credited thereto as of December 31, March 31, June 30 and September 30 ("Valuation Date"), respectively. If any such Valuation Date is not a date on which the New York Stock Exchange is open for business, then the next preceding date on which the Exchange is open for business shall serve as the Valuation Date.


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Payment of Deferred Amounts

     All payments from an Account shall be made solely in cash. Payment shall commence on or before thirty days after the Valuation Date immediately following the designated date or the date that the designated event occurs and the amount to be paid shall be based on the Account balance on such Valuation Date. If a Participant elects the equal annual installment payment option, the amount of each installment to be paid shall be determined by dividing the balance in the Account by the number of installments remaining to be paid. The balance in an Account subject to installment payouts shall continue to be credited with additional investment amounts in accordance with the applicable Investment Election or Elections. In the event of the death or disability of a Participant, the Committee on Corporate Governance of the Board may accelerate the payment of any installment or lump sum payment because of hardship or other circumstances deemed in the sole discretion of such Committee to warrant such acceleration.

Notwithstanding the foregoing, (i) at any time earlier than 12 months prior to the date on which a payment of all or a portion of an Account would be payable, a Participant may elect to extend the deferral of all or his or her Account, or of such portion of his or her Account as would otherwise be paid; and (ii) at any time earlier than 12 months prior to the date on which a payment of all or a portion of an Account would be payable, a Participant may modify his or her prior payment election for the Account; provided that such modified payment date is on or after the earlier of the date that he or she expects to retire from the Board or reaches the age of seventy.

A Participant may at any time elect the payment, as soon as administratively practicable, of all of the balance of the Participant's Account; provided, however, that, in each such instance, a six percent early withdrawal penalty shall apply to the amount of the requested early withdrawal. A Participant who makes such an election shall not be eligible to defer Compensation for two years after the date of the payment election.

Unsecured Creditor

     No assets of PNC shall be segregated or earmarked with respect to Compensation and investment amounts (i.e. stock price appreciation, dividend equivalents and/or interest payments) credited to the Accounts and the balances in such Accounts shall constitute unsecured contractual obligations of PNC.

No Assignments

     Unless otherwise required by law, balances in Participants' Accounts may not be assigned, sold, transferred, alienated, pledged or encumbered nor may such balances be attached or otherwise subjected to legal process from Participants' debts or other obligations.

Amendment of Plan

     The Board or The Committee on Corporate Governance may amend or terminate the Plan without the consent of any Participant (or beneficiary); provided, however, that any amendment or termination shall be of general application to all Participants (and beneficiaries and shall not, without the consent of the Participant (or beneficiary) adversely affect (i) any amount theretofore deferred or credited to the Participant's (or beneficiary's Account), or (ii) the right of the Participant (or beneficiary) to receive all amounts credited to his or her Account.

General

     The Committee on Corporate Governance, or any successor committees as determined by the Board, shall be the Plan Administrator.

     The provisions of the Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.